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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

                                        State or Jurisdiction     Type of      Percent
  Subsidiary or Partnership               of Incorporation       Interest*      Owned      Owned by
  -------------------------               ----------------       ---------      -----      --------
Chicago Miniature Lamp (Canada) Inc.         Ontario                   C         100%      CML
IDI Internacional S.A.                       Costa Rica                C         100%      CML
Badalex Limited                              England                   C         100%      CML
Chicago Miniature Lamp
    Europe Limited                           England                   C         100%      Badalex
CML Fiberoptics, Inc.                        Massachusetts             C         100%      CML
Alba Speziallampen Holding
    GmbH ("Alba Holding")                    Germany                 LLC         100%      CML
Power Lighting Products, Inc.                Delaware                  C         100%      CML
Gustav Bruckner GmbH                         Germany                   C         100%      CML
Chicago Miniature Lamp
    Sylvania Lighting International Inc.
    ("CML/SLI")                              Delaware                  C         100%      CML
Sylvania Lighting International, B.V.        Netherlands               C         100%      CML/SLI
Schott-CML Fiberoptics, Inc.                 Delaware                LLC          51%      CML

* C=Corporation, LLC=Limited Liability Company, LP=Limited Partnership Interest, GP=General Partnership Interest